UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Core-Mark Holding Company, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note:

The sole purpose of this amendment to the proxy statement of Core-Mark Holding Company, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 8, 2015 (the “Proxy Statement”) is to clarify (i) that Proposal 3 “Amendment to Certificate of Incorporation” is considered to be a “routine” matter on which brokers generally may vote on behalf of beneficial owners even if no voting instructions have been furnished by such beneficial owners and (ii) the impact of abstentions and broker non-votes with respect to Proposal 3 “Amendment to Certificate of Incorporation” as disclosed on page 2 of the Proxy Statement. Except as specifically discussed in this Explanatory Note and below, no other changes have been made to the Proxy Statement. This supplemental information should be read in conjunction with the Proxy Statement.
Set forth below is the amended and restated section of the Proxy Statement entitled “Required Vote - Approval of Amendment to Certificate of Incorporation”:

Approval of Amendment to Certificate of Incorporation - The amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 shares to 100,000,000 shares, $0.01 par value, effective as of the filing of the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware (Proposal 3) requires the affirmative vote of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.  In determining whether Proposal 3 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 3. Under New York Stock Exchange (NYSE) rules, which govern brokers even if they hold NASDAQ securities, the approval of the amendment to the Certificate of Incorporation is considered a “routine” matter. Therefore, brokers generally may vote on behalf of beneficial owners even if no voting instructions have been furnished by such beneficial owners with respect to Proposal 3. ~~Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.~~